Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER 2018 RESULTS

•	2Q18 EPS of $0.76 versus $0.55 in 2Q17
•	Net Income of $32.6 million versus $24.0 million in 2Q17
•	EBITDA of $79.3 million versus $85.0 million in 2Q17
•	Maintains Higher Outlook for Ocean Transportation; Raises Logistics Outlook

HONOLULU, Hawaii (July 31, 2018) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $32.6 million, or $0.76 per diluted share, for the quarter ended June 30, 2018.  Net income for the quarter ended June 30, 2017 was $24.0 million, or $0.55 per diluted share.  Consolidated revenue for the second quarter 2018 was $557.1 million compared with $512.5 million reported for the second quarter 2017.

For the six months ended June 30, 2018, Matson reported net income of $46.8 million, or $1.09 per diluted share compared with $31.0 million, or $0.72 per diluted share in 2017.  Consolidated revenue for the six month period ended June 30, 2018 was $1,068.5 million, compared with $986.9 million in 2017.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Our performance in the quarter was solid with Ocean Transportation’s results approaching the level achieved last year and continued strong results across all service lines in Logistics.”

Mr. Cox added, “For full year 2018 in Ocean Transportation, we continue to expect improvements in each of our core tradelanes with the exception of Guam and China.  In Guam, we expect to face continued competitive pressure, and in China we continue to expect modestly lower volume coming off an exceptionally strong 2017.    We continue to expect Ocean Transportation’s full year 2018 operating income to be modestly higher than the level achieved in 2017.  For 2018 in Logistics, we are raising our Outlook for the year given the strong trends across all service lines.”

Second Quarter 2018 Discussion and Outlook for 2018

Ocean Transportation:  The Company’s container volume in the Hawaii service in the second quarter 2018 was flat year-over-year.  The Hawaii economy continues to be strong, supported primarily by healthy tourism activity and low unemployment.  The Company expects volume in 2018 to approximate the level achieved in 2017, reflecting a solid Hawaii economy and stable market share.

In China, the Company’s container volume in the second quarter 2018 was 5.9 percent lower year-over-year largely due to one less sailing.  Matson continued to realize a sizeable rate premium in the second quarter 2018 and achieved average freight rates modestly higher than the second quarter 2017.  For 2018, the Company expects pricing to approximate the average rate achieved in 2017 and volume to be modestly lower than the level achieved in 2017.

In Guam, as expected, the Company’s container volume in the second quarter 2018 was lower on a year-over-year basis, the result of competitive losses.  For 2018, the Company expects a heightened competitive environment and lower volume than the levels achieved in 2017.

In Alaska, the Company’s container volume for the second quarter 2018 was 0.6 percent lower year-over-year, primarily due to lower southbound volume as a result of a delayed start to the seafood season.  For 2018, the Company expects volume to be modestly higher than the level achieved in 2017 with improvement in northbound volume, partially offset by lower southbound seafood-related volume due to a moderation from the very strong seafood harvest levels in 2017.

As a result of the second quarter performance and the outlook trends noted above, the Company expects full year 2018 Ocean Transportation operating income to be modestly higher than the operating income of  $126.4 million† achieved in 2017.  In the third quarter 2018, the Company expects Ocean Transportation operating income to be modestly lower than the operating income of $51.0 million† achieved in the third quarter 2017.

Logistics: In the second quarter 2018, operating income for the Company’s Logistics segment was $2.5 million higher compared to the operating income achieved in the second quarter 2017 due to improved performance across all of the service lines.  For the second half of 2018 in Logistics, the Company expects year-over-year improvement in operating income to approximate the year-over-year increase achieved in the first half of 2018.  In the third quarter 2018, the Company expects operating income to be moderately higher than the level achieved in the third quarter 2017.

Depreciation and Amortization: For the full year 2018, the Company expects depreciation and amortization expense to be approximately $132 million, inclusive of dry-docking amortization of approximately $36 million.

EBITDA: The Company expects full year 2018 EBITDA to be modestly lower than the $296.0 million achieved in 2017.

Other Income/(Expense): The Company expects full year 2018 other income/(expense) to be approximately $2.4 million, which is attributable to other component costs related to the Company’s pension and post-retirement plans.

Interest Expense: The Company expects interest expense for the full year 2018 to be approximately $22 million.

Income Taxes:  In the second quarter 2018, the Company’s effective tax rate was 21.3 percent.   For the balance of 2018, the Company expects its effective tax rate to be approximately 28 percent.

Capital and Vessel Dry-docking Expenditures:  In the second quarter 2018, the Company made maintenance capital expenditure payments of $12.4 million, capitalized vessel construction expenditures of $109.1 million, and dry-docking payments of $0.5 million.  For the full year 2018, the Company expects to make maintenance capital expenditure payments of approximately $83 million, vessel construction expenditures  (inclusive of capitalized interest and owner’s items) of approximately $388 million, and dry-docking payments of approximately $17 million.

† Refer to the Ocean Transportation and Logistics operating income reconciliations on page 11 of this press release.

Results By Segment

Ocean Transportation — Three months ended June  30, 2018 compared with 2017

	Three Months Ended June 30,
(Dollars in millions)	2018	2017	Change
Ocean Transportation revenue	$406.6	$392.7	$13.9	3.5%
Operating costs and expenses	(370.1)	(352.7)	(17.4)	4.9%
Operating income	$36.5	$40.0	$(3.5)	(8.8)%
Operating income margin	9.0%	10.2%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	38,600	38,600	—	—%
Hawaii automobiles	16,000	16,500	(500)	(3.0)%
Alaska containers	17,400	17,500	(100)	(0.6)%
China containers	15,900	16,900	(1,000)	(5.9)%
Guam containers	4,800	5,400	(600)	(11.1)%
Other containers (2)	3,700	2,500	1,200	48.0%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and in Okinawa, Japan.

Ocean Transportation revenue increased $13.9 million, or 3.5 percent, during the three months ended June 30, 2018, compared with the three months ended June 30, 2017.  This increase was primarily due to higher fuel surcharge revenue,   revenue from the new Okinawa service and higher rates in Hawaii, partially offset by lower revenue in Guam.

On a year-over-year FEU basis, Hawaii container volume was flat; Alaska volume decreased by 0.6 percent primarily due to lower southbound volume as a result of a delayed start to the seafood season; China volume was 5.9 percent lower primarily due to one less sailing; and Guam volume was 11.1 percent lower due to increased competition.

Ocean Transportation operating income decreased $3.5 million during the three months ended June 30, 2018, compared with the three months ended June  30, 2017.  This decrease was primarily due to higher terminal handling costs and lower revenue in Guam, partially offset by lower vessel operating costs, higher container rates in Hawaii and a higher contribution from SSAT.

The Company’s SSAT terminal joint venture investment contributed $9.1 million during the three months ended June  30, 2018, compared to a $6.9 million contribution during the three months ended June  30, 2017.  The increase was primarily attributable to higher lift volume.

Ocean Transportation — Six months ended June 30, 2018 compared with 2017

	Six Months Ended June 30,
(Dollars in millions)	2018	2017	Change
Ocean Transportation revenue	$785.9	$762.7	$23.2	3.0%
Operating costs and expenses	(724.9)	(707.4)	(17.5)	2.5%
Operating income	$61.0	$55.3	$5.7	10.3%
Operating income margin	7.8%	7.3%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	74,300	75,000	(700)	(0.9)%
Hawaii automobiles	32,800	30,300	2,500	8.3%
Alaska containers	34,800	33,300	1,500	4.5%
China containers	27,800	32,200	(4,400)	(13.7)%
Guam containers	9,700	10,800	(1,100)	(10.2)%
Other containers (2)	6,800	4,600	2,200	47.8%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and in Okinawa, Japan.

Ocean Transportation revenue increased $23.2 million, or 3.0 percent, during the six months ended June 30, 2018, compared with the six months ended June 30, 2017.  This increase was primarily due to higher fuel surcharge revenue and revenue from the new Okinawa service, partially offset by lower revenue in Guam and lower volume in China.

On a year-over-year FEU basis, Hawaii container volume decreased by 0.9 percent primarily due to lower eastbound volume; Alaska volume increased by 4.5 percent primarily due to an increase in northbound volumes mainly related to the dry-docking of a competitor’s vessel and one additional sailing; China volume was 13.7 percent lower primarily due to fewer sailings and lower volume during the Lunar New Year period; and Guam volume was 10.2 percent lower due to increased competition.

Ocean Transportation operating income increased $5.7 million during the six months ended June 30, 2018, compared with the six months ended June 30, 2017.  This increase was primarily due to lower vessel operating costs and a higher contribution from SSAT, partially offset by higher terminal handling costs and lower revenue in Guam.

The Company’s SSAT terminal joint venture investment contributed $19.6 million during the six months ended June 30, 2018, compared to an $11.8 million contribution during the six months ended June 30, 2017.  The increase was primarily attributable to higher lift volume.

Logistics — Three months ended June 30, 2018 compared with 2017

	Three Months Ended June 30,
(Dollars in millions)	2018	2017	Change
Logistics revenue	$150.5	$119.8	$30.7	25.6%
Operating costs and expenses	(141.0)	(112.8)	(28.2)	25.0%
Operating income	$9.5	$7.0	$2.5	35.7%
Operating income margin	6.3%	5.8%

Logistics revenue increased $30.7 million, or 25.6 percent, during the three months ended June 30, 2018, compared with the three months ended June 30, 2017.  This increase was primarily due to higher highway and intermodal brokerage revenue.

Logistics operating income increased $2.5 million for the three months ended June  30, 2018 compared with the three months ended June  30, 2017.  The increase was due primarily to higher contributions from highway brokerage.

Logistics — Six months ended June 30, 2018 compared with 2017

	Six Months Ended June 30,
(Dollars in millions)	2018	2017	Change
Logistics revenue	$282.6	$224.2	$58.4	26.0%
Operating costs and expenses	(268.9)	(215.3)	(53.6)	24.9%
Operating income	$13.7	$8.9	$4.8	53.9%
Operating income margin	4.8%	4.0%

Logistics revenue increased $58.4 million, or 26.0 percent, during the six months ended June 30, 2018, compared with the six months ended June 30, 2017.  This increase was primarily due to higher highway and intermodal brokerage revenue.

Logistics operating income increased $4.8 million for the six months ended June 30, 2018 compared with the six months ended June 30, 2017.  The increase was due primarily to higher contributions from highway brokerage and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $7.0 million to $12.8 million during the six months ended June 30, 2018.  Matson generated net cash from operating activities of $119.1 million during the six months ended June 30, 2018, compared to $63.4 million in the six months ended June 30, 2017.  Capital expenditures, including capitalized vessel construction expenditures, totaled $192.3 million for the six months ended June 30, 2018, compared with $83.3 million in the six months ended June 30, 2017.  Total debt increased by $75.4 million during the six months to $932.5 million as of June 30, 2018, of which $896.2 million was long-term debt.

For the twelve months ended June 30, 2018, Matson’s Net Income and EBITDA were $247.8 million and $300.1 million, respectively.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 3.06 as of June 30, 2018.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.21 per share payable on September 6, 2018 to all shareholders of record as of the close of business on August 2, 2018.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EDT when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s second quarter results.

Date of Conference Call:Tuesday, July 31, 2018

Scheduled Time:4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST

Participant Toll Free Dial-In #:1-877-312-5524

International Dial-In #:1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through August 7, 2018 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 8657739. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services.  Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia.  Matson also operates a premium, expedited service from China to Southern California and provides services to Okinawa, Japan and various islands in the South Pacific.  The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, operating income, other income (expense), profitability and cash flow expectations, fleet renewal progress, fleet deployments, fuel strategy, economic effects of competitors’ services, expenses, rate premiums and market conditions in the China service, trends in volumes, economic growth and construction activity in Hawaii, economic conditions in Alaska, lift volumes at SSAT, vessel deployments and operating efficiencies, and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the ability of the shipyards to construct and deliver the Aloha Class and Kanaloa Class vessels on the contemplated timeframes; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per-share amounts)	2018	2017	2018	2017
Operating Revenue:
Ocean Transportation	$406.6	$392.7	$785.9	$762.7
Logistics	150.5	119.8	282.6	224.2
Total Operating Revenue	557.1	512.5	1,068.5	986.9

Costs and Expenses:
Operating costs	(465.9)	(422.4)	(905.2)	(834.2)
Equity in income of Terminal Joint Venture	9.1	6.9	19.6	11.8
Selling, general and administrative	(54.3)	(50.0)	(108.2)	(100.3)
Total Costs and Expenses	(511.1)	(465.5)	(993.8)	(922.7)

Operating Income	46.0	47.0	74.7	64.2
Interest expense	(5.0)	(6.3)	(10.0)	(12.6)
Other income (expense), net	0.4	(1.1)	1.2	(1.9)
Income before Income Taxes	41.4	39.6	65.9	49.7
Income taxes	(8.8)	(15.6)	(19.1)	(18.7)
Net Income	$32.6	$24.0	$46.8	$31.0

Basic Earnings Per-Share:	$0.76	$0.56	$1.10	$0.72
Diluted Earnings Per-Share:	$0.76	$0.55	$1.09	$0.72

Weighted Average Number of Shares Outstanding:
Basic	42.7	43.1	42.6	43.1
Diluted	43.0	43.3	42.9	43.3

Cash Dividends Per-Share	$0.20	$0.19	$0.40	$0.38

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In millions)	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$12.8	$19.8
Other current assets	270.8	246.2
Total current assets	283.6	266.0
Long-term Assets:
Investment in Terminal Joint Venture	94.4	93.2
Property and equipment, net	1,307.1	1,165.7
Goodwill	323.7	323.7
Intangible assets, net	219.6	225.2
Other long-term assets	153.2	173.7
Total long-term assets	2,098.0	1,981.5
Total assets	$2,381.6	$2,247.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$36.3	$30.8
Other current liabilities	279.2	255.5
Total current liabilities	315.5	286.3
Long-term Liabilities:
Long-term debt	896.2	826.3
Deferred income taxes	299.8	285.2
Other long-term liabilities	170.6	171.5
Total long-term liabilities	1,366.6	1,283.0

Total shareholders’ equity	699.5	678.2
Total liabilities and shareholders’ equity	$2,381.6	$2,247.5

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In millions)	2018	2017
Cash Flows From Operating Activities:
Net income	$46.8	$31.0
Reconciling adjustments:
Depreciation and amortization	47.6	49.7
Deferred income taxes	14.6	11.0
Share-based compensation expense	5.5	4.9
Equity in income of Terminal Joint Venture	(19.6)	(11.8)
Distribution from Terminal Joint Venture	17.5	7.0
Other	(0.6)	1.1
Changes in assets and liabilities:
Accounts receivable, net	(27.1)	(9.0)
Deferred dry-docking payments	(5.1)	(33.0)
Deferred dry-docking amortization	18.3	25.6
Prepaid expenses and other assets	3.0	(1.1)
Accounts payable, accruals and other liabilities	18.4	(9.4)
Other long-term liabilities	(0.2)	(2.6)
Net cash provided by operating activities	119.1	63.4

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(166.8)	(46.2)
Other capital expenditures	(25.5)	(37.1)
Proceeds from (payments for) disposal of property and equipment	11.0	(0.3)
Cash deposits into Capital Construction Fund	(198.3)	(12.2)
Withdrawals from Capital Construction Fund	199.2	43.4
Net cash used in investing activities	(180.4)	(52.4)

Cash Flows From Financing Activities:
Repayments of debt and capital leases	(14.6)	(15.0)
Proceeds from revolving credit facility	268.9	155.0
Repayments of revolving credit facility	(178.9)	(125.0)
Proceeds from issuance of capital stock	0.5	0.4
Dividends paid	(17.3)	(16.5)
Repurchase of Matson common stock	—	(1.3)
Tax withholding related to net share settlements of restricted stock units	(4.3)	(7.2)
Net cash provided by financing activities	54.3	(9.6)

Net (Decrease) Increase in Cash and Cash Equivalents	(7.0)	1.4
Cash and Cash Equivalents, Beginning of the Period	19.8	13.9
Cash and Cash Equivalents, End of the Period	$12.8	$15.3

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$8.9	$12.8
Income tax paid, net of income tax refunds	$4.2	$(0.3)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$0.8	$1.1
Accrued dividends	$9.0	$8.7

MATSON, INC. AND SUBSIDIARIES

Operating Income Reconciliation

(Unaudited)

OPERATING INCOME RECONCILIATION

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Ocean Transportation (in millions)	2017	2017	2017	2017	2017
Operating income as previously reported	$14.5	$39.0	$54.6	$20.7	$128.8
Reclassification of net periodic benefit costs (1)	0.8	1.0	(3.6)	(0.6)	(2.4)
Operating income as reclassified	$15.3	$40.0	$51.0	$20.1	$126.4

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Logistics (in millions)	2017	2017	2017	2017	2017
Operating income as previously reported	$1.9	$6.9	$7.2	$4.6	$20.6
Reclassification of net periodic benefit costs (1)	—	0.1	0.1	0.1	0.3
Operating income as reclassified	$1.9	$7.0	$7.3	$4.7	$20.9

(1)

The Company adopted Compensation – Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Benefit Cost (“ASU 2017-07”), during the quarter ended March 31, 2018.  ASU 2017-07 requires employers that sponsor defined benefit pension and post-retirement plans to present the service cost component of net benefit cost in the same income statement line item as other employee compensation costs arising from services rendered, and that only the service cost component will be eligible for capitalization.  The other components of the net periodic benefit cost must be presented separately from the line item that includes the service cost component and outside of the income from operations subtotal.  The Company recorded a retrospective reclassification to Ocean Transportation operating income, Logistics operating income, and to other income (expense) to conform prior year amounts to the current period presentation.  There was no change to income before income taxes for all periods presented.

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

June 30,
(In millions)	2018
Total Debt:	$932.5
Less: Cash and cash equivalents	(12.8)
Net Debt	$919.7

EBITDA RECONCILIATION

	Three Months Ended
	June 30,			Last Twelve
(In millions)	2018	2017	Change	Months
Net Income	$32.6	$24.0	$8.6	$247.8
Add: Income taxes	8.8	15.6	(6.8)	(106.4)
Add: Interest expense	5.0	6.3	(1.3)	21.6
Add: Depreciation and amortization	23.8	25.0	(1.2)	98.2
Add: Dry-dock amortization	9.1	14.1	(5.0)	38.9
EBITDA (2)	$79.3	$85.0	$(5.7)	$300.1

	Six Months Ended
	June 30,
(In millions)	2018	2017	Change
Net Income	$46.8	$31.0	$15.8
Add: Income taxes	19.1	18.7	0.4
Add: Interest expense	10.0	12.6	(2.6)
Add: Depreciation and amortization	47.2	49.4	(2.2)
Add: Dry-dock amortization	18.3	25.6	(7.3)
EBITDA (2)	$141.4	$137.3	$4.1

(2)

EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.